Exhibit 10.4

MANAGEMENT ADVISORY AND CORPORATE SERVICES AGREEMENT

This MANAGEMENT ADVISORY AND CORPORATE SERVICES AGREEMENT (this “Agreement”), by and between Applied Digital Corporation, a Nevada corporation (“APLD Parent”), and ChronoScale Corporation, a Nevada corporation (f/k/a Ekso Bionics Holdings, Inc.) (“ChronoScale”, and together with APLD Parent, the “Parties” and each, individually, a “Party”) is made and effective as of May 5, 2026 (the “Effective Date”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Contribution Agreement (as defined below).

RECITALS

WHEREAS, on February 15, 2026, APLD Intermediate HoldCo LLC, a Delaware limited liability company, APLD ChronoScale HoldCo LLC, a Delaware limited liability company (“ChronoScale HoldCo”), and Applied Digital Cloud Corporation, a Nevada corporation (“Cloud”), each an indirect subsidiary of APLD Parent, entered into that certain Contribution and Exchange Agreement (the “Contribution Agreement” and the transactions contemplated thereby and by the transaction documents executed in connection therewith, collectively, the “Contribution Transactions”) with ChronoScale Corporation, a Nevada corporation f/k/a Ekso Bionics Holdings, Inc. (“ChronoScale”);

WHEREAS, the closing of the Contribution Transactions occurred on the Effective Date, as a result of which, among other things, (i) ChronoScale HoldCo contributed all of the issued and outstanding equity interests of Cloud to ChronoScale in exchange for shares of ChronoScale common stock representing approximately 97% of the equity of ChronoScale as of the closing, (ii) Cloud became a wholly-owned subsidiary of ChronoScale, (iii) ChronoScale is continuing as the parent company of each of Cloud’s cloud computing business and ChronoScale’s legacy exoskeleton solutions business, and (iv) APLD Parent became the indirect owner of a substantial, controlling stake in ChronoScale;

WHEREAS, certain members of the ChronoScale Group require, or desire to (or to continue to) utilize, certain resources owned, controlled or otherwise held by the APLD Group;

WHEREAS, pursuant to the terms and conditions hereof, APLD Parent will agree to provide certain Management Services (as defined below) to ChronoScale in furtherance of the management and operation of the combined businesses as set forth in Section 2 hereto;

WHEREAS, in addition to the Management Services, certain members of the APLD Group (in their capacities as such, each, a “Service Provider” and collectively, the “Service Providers”), desire to provide to the members of the ChronoScale Group (in their capacities as such, each, a “Service Recipient” and collectively, the “Service Recipients”), certain corporate services described on Exhibit A hereto (the “Corporate Services” collectively with the Management Services and any ancillary services that are reasonably necessary in connection therewith or inherent to the successful delivery and use of a service, the “Services”);

WHEREAS, as a material inducement to ChronoScale HoldCo and ChronoScale to enter into the Contribution Agreement and to consummate the Contribution Transactions, the Parties have agreed to enter into this Agreement to set forth the terms and conditions on which the Services will be provided from and after the Effective Date; and

WHEREAS, in order to provide for continuous and uninterrupted operation of the Business following the closing of the Contribution Transactions and an orderly transition of operations of the Business, the Service Recipients desire that the Service Providers provide the Services to the Service Recipients for use in connection with the Business, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Defined Terms.

(a) The following terms, as used herein, have the following meanings:

(i) “Accessing Parties” has the meaning set forth in Section 2(h)(i).

(ii) “Additional Service” has the meaning set forth in Section 2(c).

(iii) “Affiliate” means with respect to any specified Person, any Person which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such other Person; provided, that, for the purposes of this Agreement, (i) no member of the ChronoScale Group shall be deemed an “Affiliate” of any member of the APLD Group and (ii) no member of the APLD Group shall be deemed an “Affiliate” of any member of the ChronoScale Group.

(iv) “Agreement” has the meaning set forth in the preamble.

(v) “APLD ChronoScale” has the meaning set forth in the recitals.

(vi) “APLD Group” means APLD Parent and its Subsidiaries (other than any member of the ChronoScale Group).

(vii) “APLD Parent” has the meaning set forth in the preamble.

(viii) “Business” means the business of the ChronoScale Group.

(ix) “Chosen Courts” has the meaning set forth in Section 9(h).

(x) “ChronoScale” has the meaning set forth in the preamble.

(xi) “ChronoScale Group” means ChronoScale and its Subsidiaries.

(xii) “Cloud” has the meaning set forth in the recitals.

(xiii) “Contribution Agreement” has the meaning set forth in the recitals.

(xiv) “Contribution Transactions” has the meaning set forth in the recitals.

(xv) “Corporate Services” has the meaning set forth in the recitals.

(xvi) “Corporate Services Fees” has the meaning set forth in Section 4(a).

(xvii) “Damages” has the meaning set forth in Section 5(a).

(xviii) “Dispute” has the meaning set forth in Section 8(b).

(xix) “Disputed Service” has the meaning set forth in Section 8(b).

(xx) “Effective Date” has the meaning set forth in the preamble.

(xxi) “Force Majeure Event” has the meaning set forth in Section 7(a).

(xxii) “GAAP” means the generally accepted accounting principals in the United States.

(xxiii) “Grantee Party” has the meaning set forth in Section 2(f).

(xxiv) “Granting Party” has the meaning set forth in Section 2(f).

(xxv) “Indemnified Parties” has the meaning set forth in Section 5(a).

(xxvi) “Initial Term” has the meaning set forth in Section 6(a).

(xxvii) “Management Services” has the meaning set forth in Section 2(a).

(xxviii) “Management Services Fees” has the meaning set forth in Section 4(a).

(xxix) “Non-Party Affiliates” has the meaning set forth in Section 5(e).

(xxx) “Parties” has the meaning set forth in the preamble.

(xxxi) “Renewal Term” has the meaning set forth in Section 6(a).

(xxxii) “Sales Taxes” has the meaning set forth in Section 4(b)(ii).

(xxxiii) “Security Regulations” has the meaning set forth in Section 2(h)(i).

(xxxiv) “Service Fees” has the meaning set forth in Section 4(a).

(xxxv) “Services” has the meaning set forth in the recitals.

(xxxvi) “Service Providers” has the meaning set forth in the recitals.

(xxxvii) “Service Recipients” has the meaning set forth in the recitals.

(xxxviii) “Service Term” has the meaning set forth in Section 6(a).

(xxxix) “Service Termination Date” has the meaning set forth in Section 6(a).

(xl) “Term” shall mean the Initial Term or the Renewal Term, as applicable.

(xli) “Third Party Service Provider” means any unaffiliated individual, partnership, corporation, firm, association, unincorporated association, joint venture, trust, or other entity engaged by a Service Provider, whether as a contractor, subcontractor, consultant, agent, advisor, or other service provider, to perform or provide Services under this Agreement, on behalf of or at the direction of, the engaging Service Provider.

2. Services.

(a) Management Services. APLD Parent shall provide the following services to the ChronoScale Group (collectively, the “Management Services”):

(i) financial, managerial and operational advice in connection with the day-to-day operations of the ChronoScale Group, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the ChronoScale Group; and

(ii) advice in connection with the negotiation and consummation of recapitalizations, restructurings, financings, refinancings, mergers, acquisitions, divestitures, combinations, consolidations and dispositions (including the sale of all or a substantial portion of the assets or equity of any or all of the ChronoScale Group), and any similar financial or strategic transactions, however structured.

(b) Corporate Services. In addition to the Management Services, each Service Provider shall (or shall cause its applicable Affiliates, subcontractors or Third-Party Service Providers to, in each case pursuant to Section 3) provide each Service Recipient with the Corporate Services, as applicable (as may be modified from time to time pursuant to the terms hereof) for the period of time set forth on Exhibit A with respect to each Corporate Service and on the terms and subject to the conditions set forth in this Agreement and, as applicable, on Exhibit A hereto. Changes to the Corporate Services (including the addition or deletion of Corporate Services) may be made pursuant to the terms of this Agreement.

(c) Additional Corporate Services. If, at any time and from time to time after the Effective Date, ChronoScale becomes aware of any additional service that it desires be provided hereunder (each such service, an “Additional Service”), then ChronoScale shall notify APLD Parent in writing, specifying the nature and scope of such Additional Service. APLD Parent may, in its sole and absolute discretion, elect whether or not to amend Exhibit A to add such Additional Service on such terms, including the applicable Service Fee, as mutually agreed by the Parties.

(d) Acknowledgement. Each of the Parties acknowledge that APLD Parent is an indirect equityholder in ChronoScale. Each Party hereto acknowledges and agrees that APLD Parent’s rights and obligations hereunder will be independent of its relationship as an indirect equityholder and that, in performing the Services, neither APLD Parent nor any of its representatives, as applicable, are acting in the capacity as an equityholder of the ChronoScale Group or as a director or officer of any member of the ChronoScale Group. For the avoidance of doubt, nothing in this Agreement shall be construed to restrict the manner in which APLD Parent or any other member of the APLD Group conducts its business operations or activities, except to the extent such entity is acting as a Service Provider under this Agreement.

(e) Legal Prohibitions. No Service shall be provided by any Service Provider pursuant to this Agreement to the extent that the provision of such Service by such Service Provider would violate any applicable Law.

(f) Intellectual Property. The ChronoScale Group and its Affiliates (“Granting Party”) grants to the APLD Group and its Affiliates, as applicable (“Grantee Party”) a limited, non-exclusive, non-sublicensable (other than to subcontractors or Third-Party Service Providers solely to support each Grantee Party’s rights and obligations herein), non-assignable (except as set forth in Section 9(f)), paid-up and royalty-free license to use and exercise all rights in the Granting Party’s Intellectual Property Rights (as defined in the Contribution Agreement) that is created or invented prior to the end of the Term, solely to the extent necessary for the performance of the Grantee Party’s obligations and enjoyment of the Grantee Party’s rights herein, including in connection with the Grantee Party’s use of any deliverables created or invented herein after the end of the Term. Any Intellectual Property Rights created or developed by a Service Recipient or Service Provider pursuant to this Agreement shall be owned by the Service Provider, except to the extent it relates solely and exclusively to the Service Recipient’s business or otherwise agreed in writing. Except as explicitly provided in this Agreement, no license or other right, express or implied, is granted hereunder by any Party to its Intellectual Property Rights.

(g) Privacy. Each Party will (and will cause its applicable Affiliates and Third Party Service Providers to) comply with all Data Protection Requirements in connection with the Services provided or received hereunder. The Parties shall take all further actions and execute all further documents as are reasonably necessary to effect such compliance, including the agreement in Exhibit C. Notwithstanding anything to the contrary herein, neither Party shall be liable to the other Party under this Section 2(g) for any losses, damages, or claims except to the extent arising from such Party’s gross negligence or willful misconduct.

(h) Security of IT Assets.

(i) If a Party or its Affiliates or any of their or their Third Party Service Providers’ personnel (“Accessing Parties”) is given access to another Party’s or its Affiliates’ IT Assets (as defined in the Contribution Agreement) (or any data stored therein or processed thereby) in connection with the Services, the Accessing Parties shall comply in all material respects with all of such other Party’s applicable security and operational policies and procedures provided in advance in writing (including electronically) to such Accessing Parties (collectively, “Security Regulations”), and shall not knowingly tamper with or compromise such IT Assets or knowingly circumvent any security, monitoring or audit measures employed by the other Party. The Accessing Party shall access and use only those IT Assets of the other Party for which it has been granted the right to access and use and only to the extent that such right has been granted. A Party shall be liable to the other Party for any access to IT Assets by any of its Accessing Parties only to the extent resulting from such Party’s gross negligence or willful misconduct. A party (y) shall report promptly to the other Party any material non-compliance by any Accessing Parties with any Security Regulations of which it becomes aware, and (z) shall promptly terminate the IT Assets access of any Accessing Party following written notice from the other Party, in the event that such person has materially violated any Security Regulations.

(ii) Each Party shall have the right to deny any Accessing Party access to its IT Assets upon written notice to the other Party in the event that such Party reasonably believes that such personnel has materially violated Section 2(h)(i) or otherwise poses a material security concern, as reasonably determined by such Party. The notified Party shall reasonably cooperate with the other Party in investigating any apparent unauthorized access to such other Party’s IT Assets. Notwithstanding anything to the contrary herein, neither Party shall be liable to the other Party under this Section 2(h) for any losses, damages, or claims except to the extent arising from such Party’s (or its Accessing Parties’) gross negligence or willful misconduct.

3. Service Personnel. At all times during the performance of the Corporate Services, all Third Party Service Providers shall be in the employ or under the sole direction and control of the applicable Service Provider or its Affiliates and shall be independent from the applicable Service Recipient and its Affiliates and not employees of such Service Recipient and its Affiliates and shall not be entitled to any payment, benefit or perquisite directly from such Service Recipient or any of its Affiliates on account of the provision of such Corporate Services. For the avoidance of doubt, in the event a Service Provider subcontracts or assigns to a Third Party Service Provider its performance of any Corporate Service, the fee payable by the Service Recipient shall not exceed the Corporate Service Fee that the Service Recipient would have otherwise paid to the Service Provider for such Corporate Service unless otherwise mutually agreed by the Parties.

4. Payment Terms.

(a) Management Services Fees.

(i) In consideration for providing the Management Services, ChronoScale shall pay, or cause one or more of its subsidiaries to pay on a quarterly basis in arrears within thirty (30) days following the end of each calendar quarter, to APLD Parent, an amount equal to one percent (1%) of the ChronoScale Group’s gross revenue for the applicable calendar quarter, calculated in accordance with GAAP (the “Management Services Fees”).

(ii) Within thirty (30) days following the completion of the ChronoScale Group’s annual audit, the APLD Parent and ChronoScale shall perform a true-up of the Management Services Fees for such year by recalculating and comparing the aggregate Management Services Fees actually paid for each quarter of such calendar year against the amount that would have been payable for such quarters based on actual annual gross revenues (calculated in accordance with GAAP). If the aggregate Management Services Fees previously paid for such calendar year exceed such recalculated amount, the ChronoScale Group shall be entitled to a refund of, or a credit against future Management Services Fees in the amount of, such excess, as determined by APLD Parent, which refund shall be paid within thirty (30) days following the completion of such recalculation or which credit shall be applied dollar-for-dollar against the following payment of the Management Services Fees, as applicable. If the aggregate Management Services Fees previously paid for such calendar year are less than the amount so recalculated, the ChronoScale Group shall pay the amount of such shortfall to APLD Parent within thirty (30) days following the completion of such recalculation.

(iii) Notwithstanding the foregoing, APLD Parent may, in its sole and absolute discretion, waive all or any portion of the Management Services Fees from time to time with respect to any specified period. Any such waiver shall apply only to the period expressly specified therein and shall not constitute a waiver of APLD Parent’s right to receive the full Management Services Fees for any prior or subsequent period, nor shall it be construed as a course of dealing or modification of this Agreement with respect to any future period.

(iv) In the event this Agreement expires or is terminated for any reason in accordance with Section 6, the Management Services Fees for the calendar quarter in which such expiration or termination occurs shall be prorated based on the ChronoScale Group’s actual gross revenues, determined in accordance with GAAP, for the portion of such calendar quarter elapsed through and including the date of such expiration or termination. Such prorated Management Services Fees shall be due and payable to APLD Parent within thirty (30) days following the date of such expiration or termination.

(b) Corporate Services Fees.

(i) In consideration for providing each of the Corporate Services, ChronoScale shall pay, or cause one or more of the Service Recipients to pay, to APLD Parent or the applicable Service Provider, as APLD Parent shall direct, the applicable fees set forth on Exhibit A, as applicable, or as otherwise mutually agreed by the Parties, with respect to each Corporate Service (the “Corporate Services Fees”, collectively with the Management Services Fees, the “Service Fees”).

(ii) Corporate Service Fees shall be paid on a monthly basis as set forth in this Section 4(b) or as otherwise specified on Exhibit A, as applicable, with respect to a particular Corporate Service. Unless otherwise set forth in this Agreement (including on Exhibit A), the applicable Service Recipient shall be responsible for (x) the costs of any additional license fees, temporary right-to-use fees, royalties or other amounts payable to any third Person, including Third Party Service Providers, (y) in accordance with Section 4(b)(iv) all sales, excise, use, transfer, value added, goods and services taxes or other similar taxes and other fees and charges imposed by any governmental body or regulatory authority (together with any interest, penalties or additions to tax imposed with respect thereto, but in each case excluding any taxes based on or determined by reference to any Service Provider’s assets, receipts, capital or net income) arising in connection with the sale, purchase, performance, provision or use of the applicable Corporate Services (collectively, the “Sales Taxes”), and (z) all payroll, withholding or similar taxes imposed on the Service Provider or relating to the Corporate Service Fees, including without limitation, the Stock Compensation Charges under Section 4(c). Unless the Parties otherwise agree in writing, any Corporate Service Fees will be billed and paid in U.S. Dollars. All Corporate Service Fees based on a monthly or other time basis will be pro-rated based on actual days elapsed during the period of service.

(iii) If any Sales Taxes are required by law to be collected by a Service Provider, (x) the applicable Service Provider will separately list such Sales Taxes on the invoice delivered to the applicable Service Recipient in accordance with Section 4(b)(iv), detailing the applicable Service Taxes and a calculation of the amount due, (y) such Service Recipient shall make payment to such Service Provider for the amount of such Sales Taxes shown as due on such invoice, and (z) such Service Provider shall duly and timely pay such Sales Taxes to the applicable governmental authority. If the applicable Service Provider receives from the applicable governmental authority a refund of Sales Taxes that are borne by a Service Recipient pursuant to this Agreement, it shall promptly remit to the applicable Service Recipient, and in no event later than thirty (30) days, the amount of such refund, net of any reasonable out-of-pocket expenses (including taxes) incurred by such Service Provider in connection with the receipt or pursuit of such refund. The Parties shall cooperate in good faith in order to reduce or eliminate Sales Taxes to the extent legally permissible, including but not limited to claiming exemptions where available.

(iv) ChronoScale shall, or shall cause one or more the Service Recipients, to submit to APLD Parent a monthly invoice for the Corporate Service Fees, including any Sales Taxes due and owing in accordance with this Section4 (b)(iv), that apply to the Corporate Services performed following the end of each calendar month, provided, that to the extent any Sales Taxes are assessed or become due and owing following such invoice period, such Sales Taxes may be submitted to the Service Recipient on a supplemental invoice as soon as commercially practicable, in each case setting forth an itemized list of such Corporate Services and the Corporate Service Fees charged therefore in accordance with the fee structure specified in the applicable Section of Exhibit A, as applicable, for each such Corporate Service. APLD Parent shall, or shall cause one or more of the Service Providers to, provide such supporting documentation as the Service Recipient may reasonably request. Except as otherwise set forth in Exhibit A, as applicable, ChronoScale shall, or shall cause one or more the Service Recipients, to, pay in full undisputed amounts due under this Agreement within thirty (30) days following receipt of the applicable invoice.

(c) RSU Charge Recovery.

(i) Prior to the Effective Date, APLD Parent made incentive payments in the form of APLD Parent restricted stock units denominated in shares of APLD Parent common stock (“APLD RSUs”) or other APLD Parent equity-based awards to certain employees who provide services in respect of its cloud computing business. To the extent that APLD Parent recognizes any stock-based compensation expense (including, without limitation, any charge, cost, or accrual required under applicable accounting standards and all payroll, withholding or similar taxes imposed in connection with such stock-based compensation) in connection with or arising from any such APLD RSUs following the Effective Date (each such expense and related tax or withholding, a “Stock Compensation Charge”), ChronoScale shall, or shall cause one or more of the Service Recipients, to reimburse APLD Parent for the full amount of each Stock Compensation Charge so recognized in accordance with this Agreement.

(ii) APLD Parent shall include in the monthly invoice for the Corporate Service Fees the amount of each Stock Compensation Charge and the period during which it was recognized. Payment of the Stock Compensation Charges shall be in accordance with the terms set forth in Section 4(b)(ii); provided, however, APLD Parent shall determine, in its sole and absolute discretion, the form of reimbursement for the Stock Compensation Charges, which may include any one or a combination of the following: (a) a cash payment in immediately available funds; (b) the issuance of shares of ChronoScale common stock to APLD Parent, with such shares valued at the lowest of the volume-weighted average closing prices for the ten (10) trading days immediately preceding the date of the applicable Stock Charge Notice; or (c) such other method or form of consideration as APLD Parent may designate.

(iii) The obligations set forth in this Section 4(c) shall continue in full force and effect for so long as APLD Parent continues to recognize any Stock Compensation Charge with respect to any APLD RSUs, regardless of any expiration or termination of this Agreement, and shall survive any such expiration or termination. For the avoidance of doubt, no vesting, forfeiture, or modification of any APLD RSU at any time after the Effective Date, including in respect of APLD RSU’s for which a Stock Compensation Charge has already been paid to APLD Parent, shall result in any right of repayment or recoupment by ChronoScale or any of its subsidiaries or relieve ChronoScale of its obligation to reimburse APLD Parent for any Stock Compensation Charge actually recognized by APLD Parent in connection therewith.

(d) Disputes and Resolution. Each Service Recipient shall promptly notify APLD Parent in writing of any amounts billed to the Service Recipient for any Corporate Services or Stock Compensation Charges that are in Dispute. Upon receipt of such notice, ChronoScale and APLD Parent shall resolve any such Dispute in accordance with the terms and procedures of Section 8. The Service Recipient shall pay the Corporate Services Fees or Stock Compensation Charges payable for the applicable month, less the amount of any Corporate Service Fees in Dispute in accordance with this Section 4(d), on or prior to the due date specified in Section 4(a) – (c). Promptly upon the resolution of such Dispute (and in any event no more than five (5) days after the resolution of such Dispute, ChronoScale shall, or shall cause one or more the Service Recipients, to, pay to APLD Parent or the applicable Service Provider, as APLD Parent shall direct, the amount mutually agreed or otherwise determined in the resolution of such Dispute within thirty (30) days of resolution.

5. Other Covenants.

(a) Indemnification. Each member of the ChronoScale Group shall indemnify and hold each member of the APLD Group, and each of their respective directors, managers, members, equityholders, officers, employees, controlling persons, and other representatives (the “Indemnified Parties”) harmless from and against all injuries, losses, damages, liabilities (including liabilities for taxes), settlements, judgments, awards, penalties, fines, costs or expenses of whatever form or nature, including reasonable attorneys’ fees and other costs of legal defense (collectively, “Damages”), any of them, may suffer, sustain or incur or become subject to, resulting from (i) a third party claim brought against any of the members of the APLD Group that arises out of such member of the APLD Group’s or its applicable Indemnified Parties’ gross negligence, willful misconduct or fraud in connection with any such Services or (ii) a breach of this Agreement by a member of the ChronoScale Group, including, without limitation, any covenant contained herein, in each case, except to the extent such Damages result from or arise out of the willful misconduct, gross negligence or fraud of any such Indemnified Party.

(b) Limitation on Liability.

(i) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, OTHER THAN IN THE EVENT OF FRAUD OR WILLFUL MISCONDUCT, IN NO EVENT SHALL ANY MEMBER OF THE APLD GROUP BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS OR LOSS OF ANTICIPATED SAVINGS, ARISING FROM OR RELATING TO ANY CLAIMS, LOSSES, DAMAGES, INJURIES OR LIABILITIES RESULTING FROM ANY ACT OR OMISSION UNDER THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH CLAIMS, LOSSES, DAMAGES, INJURIES OR LIABILITIES OR NOT. FOR THE AVOIDANCE OF DOUBT, LIABILITIES FOR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 5(a) RELATING TO A THIRD-PARTY CLAIM SHALL NOT BE DEEMED TO BE ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(ii) EXCEPT IN THE EVENT OF FRAUD OR WILLFUL MISCONDUCT, OR ANY CLAIMS MADE UNDER SECTION 5(a), IN NO EVENT SHALL ANY MEMBER OF THE APLD GROUP BE LIABLE UNDER OR IN CONNECTION WITH OR AS A RESULT OF THIS AGREEMENT FOR ANY AMOUNT IN EXCESS OF TEN PERCENT OF THE AGGREGATE SERVICE FEES PAID THE APLD GROUP UNDER THIS AGREEMENT. THIS SECTION 5 REPRESENTS AN AGREED UPON ALLOCATION OF RISK BETWEEN THE PARTIES. WITHOUT THIS ALLOCATION OF RISK, NEITHER PARTY WOULD HAVE ENTERED INTO THIS AGREEMENT.

(iii) THE LIMITATIONS ON LIABILITY IN THIS SECTION 5(b) WILL APPLY TO ANY CLAIMS, LOSSES, DAMAGES, INJURIES OR LIABILITIES, HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY, WHETHER DERIVED FROM CONTRACT, TORT (INCLUDING NEGLIGENCE), OR ANY OTHER LEGAL THEORY, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH CLAIMS, LOSSES, DAMAGES, INJURIES OR LIABILITIES, AND REGARDLESS OF WHETHER THE LIMITED REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

(c) No Express or Implied Warranties. Each Service Recipient acknowledges and agrees that, except as expressly provided herein, NO APLD GROUP MEMBER IS MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO THE SERVICES OR ANY OTHER MATTER RELATING TO THIS AGREEMENT, AND EACH CHRONOSCALE GROUP MEMBER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL SUCH WARRANTIES (INCLUDING, WITHOUT LIMITATION, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) IN CONNECTION THEREWITH.

(d) Confidentiality. Each Party shall, and shall cause each of its Affiliates and its and their respective officers, directors, agents, employees and representatives to, hold all proprietary and confidential information and documents relating to the business of any other Party disclosed to it by reason of or in connection with this Agreement or any Services confidential, and will not disclose any of such information or documents to any individual or entity without the prior written consent of the disclosing Party unless otherwise required by applicable law.

(e) Non-Recourse. Notwithstanding anything to the contrary in this Agreement, (i) this Agreement may only be enforced against, and all Proceedings (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or related to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties hereto, and then only with respect to the specific obligations set forth herein with respect to such Party and (ii) no Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement (or any Affiliate of any of the aforementioned) (the “Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in Law, in equity, granted by statute or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or the negotiation or execution hereof and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates to the maximum extent permitted by Law. The Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement. Without limiting the foregoing, to the maximum extent permitted by Law, each Party disclaims any reliance on any Non-Party Affiliate with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

6. Term; Termination.

(a) Term. Unless otherwise provided on Exhibit A, the term of this Agreement shall commence on the Effective Date and continue in full force and effect for an initial period of twelve (12) months (the “Initial Term”). Thereafter, this Agreement shall automatically renew for successive one (1) month periods (each, a “Renewal Term”), unless either Party provides written notice of non-renewal to the other Party at least sixty (60) days prior to the expiration of the Initial Term or at least twenty (20) days prior to the expiration of the then-current Renewal Term, as applicable. Notwithstanding the foregoing, this Agreement may be terminated earlier pursuant to and in accordance with Section 6(b). For the avoidance of doubt, with respect to individual Services, the term of such Service (each, a “Service Term”) will commence on the Effective Date and shall expire and terminate upon the termination date specified for such Service in Exhibit A, unless earlier terminated pursuant to Section 6(b) (the last date in each such Service Term is referred to herein as the “Service Termination Date” for each of such Services).

(b) Early Termination.

(i) This Agreement may be terminated by APLD Parent at any time by providing at least thirty (30) days prior written notice to ChronoScale. The provision of one or more of the Corporate Services provided hereunder may be terminated by APLD Parent at any time.

(ii) Prior to the end of a Term, either APLD Parent or ChronoScale may (i) upon any material default or material breach of this Agreement by the other Party that is not cured within thirty (30) days after the alleged breaching Party’s receipt of written notice from the non-breaching Party describing the nature of such default or breach, immediately terminate the Services affected by such material default or material breach, or (ii) upon written notice to the other Party, terminate this Agreement in its entirety if the other Party makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is petitioned into bankruptcy, or takes advantage of any state, Federal or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of fifteen (15) days.

(c) Status as an Affiliate. As a result of any restructuring of APLD Parent or ChronoScale, any direct or indirect change in control of APLD Parent or ChronoScale (whether by merger, consolidation or otherwise) or any other transaction involving the sale, assignment or other transfer of any capital stock of APLD Parent or ChronoScale or any assets of APLD Parent or ChronoScale, APLD Parent shall have the right, but not the obligation, to immediately terminate this Agreement.

(d) Effect of Termination.

(i) Termination of this Agreement in its entirety or with respect to an individual Corporate Service shall not release any Party from any liability, the continuing duty to provide those Corporate Services or portions thereof that have not been terminated, or any other obligation that already has accrued as of the effective date of termination (including, for the avoidance of doubt, any Service Provider’s rights to receive or the respective Service Recipient’s obligations to pay the Corporate Service Fees for such Corporate Services performed, prior to and through the date of termination of this Agreement) and shall not constitute a waiver or release of, or otherwise be deemed to adversely affect, any rights, remedies or claims which a Party may have hereunder at Law, in equity or otherwise or which may raise out of or in connection with such termination. In the event of the termination of this Agreement or any Corporate Service for any reason, all applicable rights and obligations of the Parties with respect to this Agreement (or such Service, as applicable), will immediately cease and terminate, and no Party will have any further obligation to the other Party with respect to this Agreement (or such Corporate Service, as applicable), except that no such termination shall relieve any Party hereto of (x) any liability for Damages resulting from a breach by such Party of this Agreement prior to the termination hereof, (y) any obligation to pay Sales Taxes accrued but unpaid as of the date of such termination for the Corporate Service performed prior to such termination as required by law or (z) any obligation to pay Service Fees accrued but unpaid as of the date of such termination for the Corporate Service performed prior to such termination.

(ii) For the avoidance of doubt, the termination of any individual Corporate Service pursuant to this Section 6 shall not affect (x) the provision of such Corporate Service by such Service Provider to any other Service Recipient, (y) the provision of any other Corporate Service by such Service Provider, or (z) the receipt of any other Corporate Service to which such Service Recipient is otherwise entitled to receive hereunder.

(e) Survival. The provisions of Section 4(a), Section 4(b), Section 4(c), Section 5, Section 6(d), this Section 6(e), Section 8 and Section 9 shall survive any termination of this Agreement.

7. Force Majeure and Service Interruptions.

(a) Force Majeure. Except for payment amounts then due, neither Party nor any of such Party’s Affiliates and its and their respective officers, directors, managers, equityholders, employees, Third Party Service Providers, agents and representatives shall be liable to the other Party (and shall not be deemed in breach of this Agreement) for any interruption of Services, or any delay or default in the provision or performance of any Services by it hereunder to the extent such interruption, delay or default is caused by matters or events that are beyond its control, including any act of God, war, civil commotion, destruction of production facilities or materials by fire, earthquake, or storm, labor disturbance, epidemic or pandemic, or failure of suppliers, public utilities or common carriers (each, a “Force Majeure Event”). The applicable Party shall promptly notify the other Party in writing of any Force Majeure Event affecting such Party and causing any delay or default in the provision or performance of any Service by it hereunder and the probable extent to which such Service Provider shall be unable to perform, and the affected Party shall use its reasonable best efforts to mitigate and remove such Force Majeure as promptly as practicable in order to resume performance. The unaffected Party shall have no obligation hereunder (including no obligation to pay applicable Service Fees) with respect to the obligations the affected Party is unable to perform due to the Force Majeure Event. Upon the cessation of the Force Majeure Event, the Parties will promptly resume performance of their obligations under this Agreement. If a Force Majeure Event prevents a Party from performing its obligations under this Agreement for more than thirty (30) consecutive days, the other Party shall have the right to terminate the affected Services upon written notice.

(b) Corporate Service Interruptions. In the event of any interruption, shut down or suspension of Corporate Services provided by or on behalf of a Service Provider, including due to a Force Majeure Event, such Service Provider will use its commercially reasonable efforts to afford the applicable Service Recipient the benefit of any arrangements for substitute services that such Service Provider makes on its own behalf, and shall consult with the Service Recipient prior to any such interruptions, shut downs or suspensions to the extent reasonably practicable or, if not reasonably practicable, reasonably promptly thereafter in order to establish reasonable alternative arrangements for such Corporate Services as necessary in order to avoid unreasonable disruption to the conduct of the Business. In the event of any interruption, shut down or suspension, and to the extent reasonable substitute services are not provided to the Service Recipient or otherwise commercially or technically reasonable or feasible, the applicable Service Recipient may obtain replacement services at the Service Recipient’s sole cost and expense from a third party for the duration of such interruption, shut down or suspension or for such longer period as the Service Recipient shall be reasonably required to commit to in order to obtain such replacement services.

8. Dispute Resolution.

(a) Legal Action. If the Service Recipient disputes any invoice or other request for payment acting reasonably and in good faith, the Service Recipient shall immediately notify APLD Parent in writing. The Parties shall negotiate in good faith to attempt to resolve the relevant dispute promptly. APLD Parent shall provide all such evidence as may be commercially reasonably necessary to verify the disputed invoice or request for payment. If the Parties have not resolved a dispute under this Section 8 within 30 days of the Recipient giving notice to the Provider, the dispute shall be resolved in accordance with Section 9(h) unless otherwise agreed by the Parties in writing. Where only part of an invoice is disputed in accordance with this Section 8, the undisputed amount shall be paid on the due date as set out in Section 4. The APLD Group’s obligations, if any, to provide the Services shall not be affected by any payment dispute, including its obligations to provide the Services to which the payment dispute relates.

(b) Disputed Services. In the event of any dispute, controversy or claim arising solely and exclusively out of or relating to this Agreement (a “Dispute”) with respect to the provision, termination or reduction of any Service (such Service, a “Disputed Service”), including, without limitation, subject to Section 6(b)(ii), notwithstanding anything to the contrary herein, the Parties acknowledge and agree that each Service Provider shall continue to provide any Disputed Service necessary for such Service Provider or the applicable Service Recipient to comply with applicable law, as reasonably determined by APLD Parent, in its sole and absolute discretion, for the pendency of any such Dispute. Any Services Fees payable with respect to any such Disputed Service shall be payable in accordance with Section 4(c).

9. Miscellaneous.

(a) Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by electronic mail (in the case of electronic mail, to be effective with a copy sent by any other method permitted hereunder or when the receiving party confirms receipt of such notice sent by electronic mail) or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or electronic mail (in the case of electronic mail, to be effective with a copy sent by any other method permitted hereunder or when the receiving party confirms receipt of such notice sent by electronic mail), or if mailed, three (3) days after mailing (or one (1) Business Day in the case of express mail or overnight courier service), as set forth on Exhibit B.

(b) Independent Contractor Status. The relationship among the Parties established under this Agreement is that of independent contractors, and nothing in this Agreement shall be deemed to make any Party the agent of any other Party or to create a partnership or joint venture among the Parties for any purpose whatsoever. Except as otherwise provided herein, neither Party will have any right, power or authority to create any obligation, express or implied, on behalf of the other Party nor, by virtue of this Agreement, will either Party act or represent or hold itself out as having authority to act as an agent or partner of the other Party, or in any way bind or commit the other Party to any obligations. Each Party shall at all times retain exclusive management and control over its officers, employees, policy decisions and business operations. The employees of each Party shall not, by virtue of this Agreement, be considered employees of any other Party for any purpose and each Party shall remain solely responsible for all liabilities, costs, expenses and other obligations related to its respective employees, including but not limited to the payment of salary and wages, any termination and severance costs and any payroll or employment-related or similar taxes, assessments or charges.

(c) Cooperation of Service Recipients. Each Service Recipient shall cooperate diligently with the respective Service Provider by promptly providing all information reasonably necessary and reasonably requested by such Service Provider for the performance of the Services. Should any Service Recipient’s failure to supply such requested information render performance of any Services unreasonably impracticable, the respective Service Provider providing such Services may pursue dispute resolution pursuant to Section 8 hereof and, during the pendency of such dispute resolution, provide such Services solely to the extent feasible in the absence of such requested information until such requested information is provided.

(d) Nonexclusivity of Services. The Parties acknowledge and agree that nothing in this Agreement shall prevent or prohibit any Service Provider from providing any Service to its own businesses or to any other individual or entity or their respective businesses.

(e) Amendment; Waiver. Any term of this Agreement may be amended, terminated or waived only with the written consent of ChronoScale and APLD Parent. Any amendment or waiver effected in accordance with this Section 9(e) shall be binding upon the Parties hereto and their successors and permitted assigns.

(f) Successors and Assigns; No Third Party Beneficiaries. This Agreement and the rights and obligations hereunder are not assignable (whether by operation of Law or otherwise) unless such assignment is consented to in writing by the other Parties hereto; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in Section 5(a) and Section 5(e) of this Agreement.

(g) Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(h) Governing Law. This Agreement and all matters arising directly or indirectly herefrom shall be governed by and construed in accordance with the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and performed entirely within the State of Delaware, without giving effect to conflict of law principles thereof that would result in the application of any other Laws. The Parties (a) hereby irrevocably and unconditionally submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court refuses or otherwise declines to exercise jurisdiction, the state courts of Delaware or the United States District Court for the District of Delaware (collectively, the “Chosen Courts”) for the purpose of any Legal Proceeding arising out of or based upon this Agreement, (b) agree not to commence any Legal Proceeding arising out of or based upon this Agreement except in the Chosen Courts and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of the Chosen Courts, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(i) Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(j) Severability. If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

(k) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law, or otherwise afforded to any Party, shall be cumulative and not alternative.

(l) Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof.

(m) Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

APPLIED DIGITAL CORPORATION

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

CHRONOSCALE CORPORATION

By:	/s/ Jerome Wong
Name:	Jerome Wong
Title:	Chief Financial Officer

[Signature Page to Management Advisory and Corporate Services Agreement]

Exhibit A

Services

A-1

Exhibit B

Notices

B-1

Exhibit C

CCPA Data Processing Addendum

C-1